EXHIBIT 10.24

BUSINESS MANAGEMENT AGREEMENT

THIS BUSINESS MANAGEMENT AGREEMENT (“Agreement”), made this _____ day of February, 2014 by and among:

MAIN AVENUE PHARMACY, INC., a New Jersey corporation with a business location at 1094 Main Avenue, Clifton, NJ 07011 (hereinafter “Pharmacy”);

AND

SCRIPSAMERICA, INC., a Delaware corporation with its principal offices located at 843 Persimmon Lane, Langhorne, PA 19047 (hereinafter “Scrips”)

AND

IMPLEX CORPORATION, a Nevada corporation with its registered office located at 4650 Wedekind Road, Suite 2, Sparks, NV 89431-7722 (hereinafter “Implex”)

WITNESSETH THAT:

WHEREAS, Implex is entering into a certain agreement to purchase, over time, 100% of the issued and outstanding capital stock of Pharmacy, and the current owner of Pharmacy, Dmitriy Naydenko, desires to discontinue his business management functions, while continuing his legal responsibilities with respect to the compounding pharmacy operations pending completion of the sale/purchase and the licensing of Implex, but Implex is not in a position to provide business management functions, and Implex desires to secure third-party business management for the Pharmacy;

WHEREAS, Scrips is able to provide the business management for Pharmacy, including financial support for Pharmacy’s day-to-day operations and both Implex and Pharmacy desire to secure such services;

WHEREAS, the parties have discussed the situation and have negotiated and reached certain understandings, for which they desire a document to formalize and evidence such understandings;

NOW, THEREFORE, intending to be legally bound, and in consideration of the mutual promises and covenants contained herein, the parties have agreed, and do hereby agree, as follows:

1. ENGAGEMENT OF SCRIPS. (a) Implex, under the terms and conditions of this Agreement, hereby appoints, hires and engages Scrips to manage the day-to-day business operations of Pharmacy.

(b) Pharmacy, under the terms and conditions of this Agreement, hereby appoints, hires and engages Scrips to manage its day-to-day business operations.

(c) Scrips, under the terms and conditions of this Agreement, hereby accepts the appointment and engagement to manage the Pharmacy.

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2. PURPOSE OF ENGAGEMENT. The general purpose of the engagement of Scrips is to establish a management structure for the Pharmacy on behalf of Implex. However, the “management structure” for purposes of this Agreement shall not include any action or activity from which Scrips would be required to file for, secure and maintain any federal or state license for the purchase, handling, processing and sale of controlled substances, but shall refer solely to such management as required for the day-to-day business operations of the Pharmacy. In the event of any confusion, reference is made to the limitations on Implex contained in the stock purchase agreement. Pending Implex’s purchase of the ownership interest in Pharmacy, Dmitriy Naydenko shall continue the responsibilities for which a license is required, pending Implex establishing its own structure and control of such activities and obtaining all necessary licenses.

(b) Scrips shall have no authority or power with respect to those areas of the business activities of Pharmacy which require federal or state licensure and Scrips shall not interfere with the management of the compounding pharmacy with respect to those areas.

3. NATURE OF ENGAGEMENT. (a) Scrips shall report to, act under the authority of, and follow the directives of, Implex as the owner of Pharmacy and Implex shall have full authority to direct the management of Pharmacy.

(b) The parties are separate corporate entities. Nothing in this Agreement is intended to form a partnership, joint venture, other entity or profit-sharing arrangement among the parties, nor, except as otherwise specifically provided, to give any party an interest in the assets, business, profits, losses, liabilities, obligations, and/or revenues of the other.

(c) Scrips is an independent contractor and shall be responsible for the conduct of management by its own employees, consultants and agents. Scrips shall be responsible for its own taxes, including payroll taxes, and all other costs and liabilities associated with its operations and its management of Pharmacy.

4. TERM. (a) The initial term of this Agreement shall be from February 7, 2014 to January 31, 2019, unless sooner terminated pursuant to Paragraph 9 below.

(b) If, at September 30, 2018 this Agreement is still in effect, and Scrips is not in default under this Agreement, then Scrips shall have the option to continue this Agreement and relationship for a further term of five (5) years; i.e., from February 1, 2019 to January 31, 2024.

5. DUTIES OF SCRIPS. (a) Upon the Initial Closing by Implex of its stock purchase agreement, Implex shall notify Scrips of such and thereupon Scrips shall assume the management of Pharmacy, including the financial management. Scrips shall provide the funds, to the extent necessary, to pay all costs and expenses incurred in the operation of the Pharmacy, including but not limited to labor, payroll taxes, fringe benefits, insurance repairs, maintenance and professional fees, as well as all financing costs and debt service pertaining to the financing obtained for operation of the Pharmacy, including specifically accounts receivable financing. Scrips shall open a bank account for Pharmacy, in the name of Pharmacy, which Scrips shall control but to which Implex shall have signature authority and access. Scrips shall, from time to time, in addition to the regular deposits of the funds of Pharmacy, when such deposits are inadequate, deposit such of its own funds as advances or loans, to Pharmacy, as necessary or desirable for the timely payment of Pharmacy’s payables. Scrips, from time to time, as available cash and timing permit, shall withdraw up to such amounts in repayment of its loans and advances as Scrips shall determine. In general, Scrips shall be responsible for the timely cash management of Pharmacy.

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(b) Scrips shall manage and supervise the operation of Pharmacy, in the name of Pharmacy, including, but not limited to:

(i) hiring, firing, training, supervising, setting pay scales for and paying, all required Pharmacy personnel;

(ii) hiring, firing, supervising, negotiating pay and commission scales for, and paying, all required sales and marketing personnel;

(iii) establishing and enforcing personnel, safety, controlled substance and environmental policies;

(iv) determining and establishing sources for products and inventory needed for the operation of the Pharmacy and purchasing of same;

(v) establishing and applying quality controls on the output of the compounding Pharmacy;

(vi) maintaining, repairing, refurbishing and replacing all Pharmacy equipment, machinery, vehicles, fixtures, and leasehold improvements;

(vii) assisting Pharmacy and Implex in applying for, obtaining, re-applying for, and retaining all licenses, permits and other authorizations required for operation of the Pharmacy as a compounding pharmacy;

(viii) establishing, applying and enforcing all governmental workplace safety (e.g. OSHA) and environmental regulations and requirements;

(ix) insuring the Pharmacy, and all of its equipment, machinery, vehicles, fixtures, and leasehold improvements against damage or loss to the extent required by all lenders, but not less than full market value; and

(x) maintaining the Pharmacy and the security thereof.

6. OWNER’S DRAWS. (a) Implex shall be entitled to draw certain amounts, each month, commencing April 1, 2014 and continuing for the term of this Agreement, which amounts shall either be paid over to Implex or paid to such persons and/or entities as Implex may direct. Such amounts shall be an Allowable Deduction for purposes of calculating the Management Fee payable to Scrips pursuant to Paragraph 7 following.

(b) Commencing April 1, 2014 and continuing to, and including, March 1, 2015, Implex shall be entitled to a monthly draw calculated as the total of (i) $26,654.44, (ii) $7,160.64, (iii) $13,187.88 and (iv) a sum calculated as $30 per prescription processed by the Pharmacy during the preceding month, except that the payment for April 1, 2014 shall include all prescriptions processed since the First Closing by Implex.

(c) Commencing April 1, 2015 and continuing to, and including, March 1, 2016, Implex shall be entitled to a monthly draw calculated as the total of (i) $7,160.64, (ii) $ 1,666.66 and (iii), subject to sub-paragraph (e) following, a sum calculated as $30 per prescription processed by the Pharmacy during the preceding month.

(d) Commencing April 1, 2016 and continuing thereafter, Implex shall be entitled to a monthly draw calculated as $30 per prescription processed by the Pharmacy during the preceding month.

(e) At such time as the Pharmacy shall have processed 10,000 prescriptions, the sum to be paid shall be reduced, commencing with the 10,001st prescription, to $10 per prescription instead of $30.

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7. COMPENSATION OF SCRIPS. In consideration for SCRIPS providing (i) the financing of the day-to-day operations of Pharmacy and (ii) its management services hereunder, Pharmacy shall pay to SCRIPS a combined Financing Fee (including interest on all funds advanced or loaned) and Management Fee in an amount calculated as ninety-seven percent (97%) of the Calculation Basis as defined herein (“Fee”). The Fee shall be calculated monthly based upon the data from the preceding calendar month. The “Calculation Basis” is Pharmacy’s total receipts from paid invoices during the preceding calendar month (i.e., total revenue on a cash basis) less the Allowable Deductions as defined herein. The “Allowable Deductions” shall consist of (i) the owner’s draw as provided in Paragraph 6 above, (i) the purchase cost of the pharmaceutical products sold during the preceding calendar month, together with the related in-bound freight and out-bound delivery costs, and the warehousing and storage costs allocated for such sold products, (iii) rent, CDR salary per employment agreement, salesmen’s commissions and all other reasonable overhead and operating costs such as telephone, utilities, office supplies, travel and entertainment, etc., but shall exclude (iii) interest, (iv) income taxes, and (v) depreciation/amortization and other non-cash deductions. The Fee calculated for each month’s Calculation Basis shall be drawn from the Pharmacy account described in Paragraph 5(a) at such times as Scrips shall determine, given Scrips’ responsibility for the tiomely cash management of the Pharmacy. There shall be no carryback nor carryforward from month to month and no loss shall be distributed to SCRIPS. In the event of a subsequently discovered error or discrepancy, the parties shall true-up the data and adjust currently for the prior underpayment or overpayment. Any true-up shall be only with respect to correction of any data relied upon at the time of the calculation and payment of the Fee for any month.

8. BOOKS AND RECORDS. Scrips, at its sole expense, shall maintain separate and complete books and records, on the appropriate accrual basis, in accordance with sound and generally accepted accounting principles (which, having been adopted, shall not be changed without unanimous consent of the parties) showing all revenues, sales, receipts, costs, expenses, liabilities, receivables, profits and losses. Implex and Pharmacy shall have full access, during normal business hours, to all such books and records and the supporting documentation therefor.

9. REPORTS AND TAX REPORTS. (a) Promptly after each fiscal year, such accountant as Scrips may, from time to time, appoint, shall prepare such financial reports of Pharmacy from the books which it keeps, as would be required for delivery to an auditor for audit purposes and deliver copies thereof to Implex and Pharmacy. Such financial statements shall be at the expense of Scrips.

(b) The accountant appointed by Scrips shall also prepare a tax return and constituent schedules for Pharmacy for the fiscal year then ended, for use by Implex in filing a consolidated tax return to the IRS. The costs and expenses of such preparation will be borne by Scrips.

10. TERMINATION. This Agreement may be terminated by any of the parties as follows:

(a) Upon failure of the other party to cure a default under, or a breach of, this agreement within thirty (30) days after written notice is given as to such default or breach by the terminating party;

(b) Upon the bankruptcy or liquidation of the terminated party; whether voluntary or involuntary;

(c) Upon the terminated party taking the benefit of any insolvency law; and/or

(d) Upon the termionated party having, or applying to have, a receiver appointed for all or a substantial part of such party's assets or business.

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MISCELLANEOUS

10. Should a party default in the terms or conditions of this Agreement and suit be filed as a result of such default, the prevailing party shall be entitled to recover all costs incurred as a result of such default including all costs and reasonable attorney fees, expenses and court costs through trial and appeal.

11. The failure of either party to object to, or to take affirmative action with respect to, any conduct of another party which is in violation of the terms of this Agreement shall not be construed as a waiver of such violation or breach, or of any future breach, violation, or wrongful conduct. No delay or failure by any party to exercise any right under this Agreement, and no partial or single exercise of that right, shall constitute a waiver of that or any other right, unless otherwise expressly provided herein.

12. The rights and obligations of the parties under this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the parties. This Agreement may not be assigned by any party or by operation of law or otherwise, except by the express prior written consent of the other parties.

13. All notices or other communications to be sent as provided for in this Agreement shall be in writing and shall be sent by certified mail, postage prepaid, to the persons and addresses herein designated or such other persons and/or addresses as may hereafter be designated in writing by the parties:

If to Pharmacy:

If to Scrips:

If to Implex:

A copy of any notice may be sent by e-mail or fax, but shall not be deemed served until three (3) days after the date of mailing.

14. This instrument contains the entire agreement of the parties and all prior negotiations, memoranda, understandings and interim agreements have been merged herein. It may be modified only by an amendment in writing, signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. No representations were made or relied upon by any party other than those expressly set forth in this Agreement.

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15. If any provision of this Agreement is declared void, such provision shall be deemed severed from this Agreement, which shall otherwise remain in full force and effect.

16. This Agreement shall be a contract made in the State of New Jersey and shall be interpreted and governed by, and construed in accordance with, the laws of the State of New Jersey.

17. Any and all taxes, excises, assessments, levies, interest and penalties, which may be assessed, levied, demanded, or imposed by any governmental agency in connection with this Agreement, shall be paid by the party upon which they are imposed and shall be the sole obligation of such party.

18. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have executed this Agreement.

MAIN AVENUE PHARMACY, INC..

By: /s/ Dmitriy Naydenko

        Dmitriy Naydenko, Pres

SCRIPSAMERICA, INC.

By: /s/ Robert Schneiderman

        Robert Schneiderman, Pres

IMPLEX CORPORATION

By: /s/ Richard C. Fox

        Richard C. Fox, Pres

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